PROSPECTUS SUPPLEMENT NO. 10	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated September 15, 2021)	Registration No. 333-259336

NRX Pharmaceuticals, Inc.

2,935,818 Shares of Common Stock

2,863,637 Shares of Common Stock Issuable Upon Exercise of Investment Options

This prospectus supplement is being filed to update and supplement the information contained in the prospectus, dated September 15, 2021 (the “Prospectus”), related to the resale, from time to time, of up to 2,927,273 shares of common stock, par value $0.001 per share (the “Common Stock”), of NRX Pharmaceuticals, Inc. (“NRx”) by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) and 8,545 shares of Common Stock by certain service providers (including their pledgees, donees, transferees or other successors-in-interest) identified in the Prospectus and the issuance by NRx of up to 2,863,637 shares of Common Stock upon the exercise of investment options, with the information contained in NRx’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2022 (the “Current Report”). Accordingly, NRx has attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and, if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “NRXP” and NRx’s warrants are listed on Nasdaq under the symbol “NRXPW”. On May 31, 2022, the closing sale price of the Common Stock as reported on Nasdaq was $0.56, and the closing sale price of NRx’s warrants as reported on Nasdaq was $0.15.

NRx is an “emerging growth company” under the federal securities laws and, as such, has elected to comply with certain reduced public company disclosure requirements. See “Prospectus Summary–Implications of Being an Emerging Growth Company” beginning on page 3 of the Prospectus and in any applicable prospectus supplement.

NRx’s business and investment in the Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 31, 2022 (May 25, 2022)

NRX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38302	82-2844431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Orange Street, Suite 600 Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

(484) 254-6134
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NRXP	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	NRXPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On May 25, 2022, NRx Pharmaceuticals, Inc. issued a press release announcing the results of a review conducted by the Data and Safety Monitoring Board with respect to the U.S. National Institutes of Health Study of ZYESAMI® (aviptadil), a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 25, 2022
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRX PHARMACEUTICALS, INC.

Date:	May 31, 2022	By:	/s/ Michael Kunz
		Name:	Michael Kunz
		Title:	Deputy General Counsel

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EXHIBIT 99.1

NRx Pharmaceuticals Announces Data Safety Monitoring Board (DSMB) Update on U.S. National Institutes of Health (NIH) Study of ZYESAMI® (aviptadil) in Critical COVID-19

•	Based on a review of nearly 75% of the target enrollment of 640 patients, most of which have reached 90 days, the Independent DSMB overseeing the ACTIV-3b (TESICO) study determined that evaluation of aviptadil should cease due to futility
•	ZYESAMI® (aviptadil) was the sole remaining investigational medicine in ACTIV-3b targeted at Critical COVID-19 patients
•	ACTIV-3b Critical Care Study evaluated ZYESAMI and Veklury® (remdesivir), in Critical COVID-19 Patients, as monotherapy and in combination against placebo
•	The DSMB stated there were no safety concerns for aviptadil

RADNOR, Pa., May 25, 2022 /PRNewswire/ — NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRx Pharmaceuticals”), a clinical-stage biopharmaceutical company, today announced results of a review conducted by the Data Safety and Monitoring Board (DSMB) on May 25, 2022. The DSMB reviewed data of approximately 460 patients with Critical COVID-19 Respiratory Failure who were enrolled in the ACTIV-3b (TESICO) trial, most of which had reached the 90-day endpoint. The trial is sponsored by the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health.

The DSMB recommended stopping further randomization to aviptadil due to aviptadil not meeting the futility guidelines outlined by the pre-approved analytical plan. The primary endpoint (90 day 6-category ordinal score) was not supportive (OR 1.10; 0.79 – 1.54; p=0.56), and 90-day mortality secondary endpoint was also not supportive with 37% mortality in the aviptadil group vs 36% in the placebo group; HR 1.04 (0.77-1.41); p=0.79. There were no safety concerns, the known side effects of aviptadil (principally diarrhea and hypotension) were managed well with the protocols in place.

“We thank the NIH and the Trial Leadership for its extensive work in studying ZYESAMI® (aviptadil). We will continue to work closely with them to better understand the data over the coming months. This will also enable us to evaluate the options for ZYESAMI® in protecting the lung in other respiratory disorders, as well as its potential in other therapeutic areas,” said Robert Besthof, Interim CEO of NRx Pharmaceuticals. “Critical COVID-19 remains a very high unmet need associated with significant mortality. “

“Our corporate focus remains to apply innovative science to known molecules in order to address very high unmet needs. We have a flexible infrastructure that allows us to focus our resources on our Breakthrough Therapy designation drug NRX-101. We are already actively enrolling patients in our Phase II study for bipolar depression in patients with Sub-acute Suicidal Ideation & Behavior (SSIB) and in the second half of the year we intend to start our Phase IIb/III registrational study for Severe Bipolar Depression in Patients with Acute Suicidal Ideation and Behavior (ASIB). “

About NRx Pharmaceuticals

NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) (“NRx Pharmaceuticals” or the “Company”) draws upon decades of collective, scientific, and drug-development experience to bring improved health to patients. The U.S. Food and Drug Administration (“FDA”) has granted Breakthrough Therapy designation, a Special Protocol Agreement, and a Biomarker Letter of Support for NRX-101, an investigational medicine for the treatment of severe bipolar depression in patients with acute suicidal ideation and behavior after initial stabilization with ketamine or other effective therapy. In addition, ZYESAMI® (aviptadil), for patients with COVID-19, has been granted Fast Track designation by the FDA and until recently, was enrolling in a Phase III trial for Critical COVID-19 patients which is sponsored and managed by the U.S. National Institutes of Health.

NRx Pharmaceuticals is led by executives who have held senior leadership roles at Lilly, Pfizer, and Novartis as well as major investment banking institutions.

Cautionary Note Regarding Forward-Looking Statements

This announcement of NRx Pharmaceuticals, Inc. includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements regarding our financial outlook, product development, business prospects, and market and industry trends and conditions, as well as the Company's strategies, plans, objectives, and goals. These forward-looking statements are based on current beliefs, expectations, estimates, forecasts, and projections of, as well as assumptions made by, and information currently available to, the Company's management.

The Company assumes no obligation to revise any forward-looking statement, whether as a result of new information, future events or otherwise. Accordingly, you should not place reliance on any forward-looking statement, and all forward-looking statements are herein qualified by reference to the cautionary statements set forth above.

SOURCE: NRx Pharmaceuticals

CORPORATE CONTACT

Molly Cogan

Sr. Director, Global Communications

mcogan@nrxpharma.com

INVESTOR RELATIONS

Tim McCarthy

Investor Relations

tim@lifesciadvisors.com